Exhibit 10.13

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of May 27, 2022, by and between Cardio Diagnostics, Inc., a Delaware corporation (the “Company”), and Meeshanthini Dogan, (the “Executive” and together with the Company referred to as the “Parties”). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Positions and Duties.

(a) Position. The Executive shall serve as Chief Executive Officer (CEO) of the Company.

(b) Duties. The Executive shall perform for the Company the duties that are customarily associated with being a CEO that are consistent with her experience and skills and such other duties as may be assigned to the Executive from time to time by the Company’s Board of Directors (the “Board”) that are consistent with the duties normally performed by those performing the role of the CEOs of similar entities.

(c) Reporting. The Executive shall report directly to the Board.

(d) Devotion of Time. The Executive shall devote such working time, attention, knowledge, skills and efforts as may be required to fulfill the Executive’s duties hereunder, as reasonably determined by the Board and/or the Company’s CEO. The Executive may participate as a member of the board of directors or advisory board of other entities and in professional organizations and civic and charitable organizations so long as any such positions are disclosed to the Board and do not materially interfere with the Executive’s duties and responsibilities to the Company.

(e) Location. The Executive shall be based in Chicago, Illinois. Executive is authorized to perform her services for the Company from a location of her choosing other than the Company’s offices, so long as she is able to fulfill the requirements of her position. The Executive must have quality internet connectivity and must be able to access email and have a working telephone throughout the day. If the internal Company needs dictate, Executive may be required to physically attend certain pre-planned in-person internal meetings at the principal executive offices in Chicago, Illinois. The Executive may also be required to travel on Company business during the Term.

(f) Company Policies. The Executive agrees to comply with the policies and procedures of the Company as may be adopted and changed from time to time. If this Agreement conflicts with such policies or procedures, this Agreement shall control.

(g) Fiduciary Duties. The Executive owes a duty of loyalty to the Company, as well as a duty to perform her duties in a manner that is in the best interests of the Company.

2.Term. The Executive's employment hereunder shall be effective as of the date of the closing of the merger (the “Merger”) provided for in the Merger Agreement and Plan Of Reorganization made and entered into as of May 27, 2022 by and among the Company, Meeshanthini Dogan, as representative of the shareholders of the Company, Mana Capital Acquisition Corp., a Delaware corporation and Mana Merger Sub Inc., a Delaware corporation. The term of this Agreement shall be for a five (5) year period commencing on the Effective Date (the “Initial Term”). The term of this Agreement shall automatically renew for an additional year (each, a “Renewal Term”) following the Initial Term and any Renewal Term unless either Party provides written notice to the other Party at least sixty (60) days before the end of the Initial Term or any Renewal Term, as applicable, that it does not desire to renew this Agreement, in which case this Agreement shall expire at the end of the Initial Term or any Renewal Term, as applicable. The Initial Term and any Renewal Term are referred to herein collectively as the “Term”.

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3. Compensation and Related Matters. The Company shall provide the Executive with the compensation and benefits set forth in this Section 3 during the Term. Authority to take action under this Section 3 with respect to the Executive’s compensation and benefits may be delegated by the Board to its compensation committee.

a.	Base Salary. The Company shall pay the Executive for all services rendered a base salary of Three Hundred Thousand Dollars ($300,000) per year (the “Base Salary”), payable in accordance with the Company’s payroll procedures, subject to customary withholdings and employment taxes. The Base Salary shall be evaluated annually by the Board for increase only.
b.	Annual Bonus. The Executive will be eligible to receive an annual cash bonus (the “Annual Bonus”) for each fiscal year during the Term based on the extent to which, in the discretion of the Board, the Executive achieves or exceed specific and measurable individual and Company performance objectives established by the Board and communicated to the Executive in advance.
c.	Long Term Incentive Awards. The Executive shall be eligible to participate in any long-term incentive plan that may be available to similarly positioned executives. The Board may determine to grant long-term incentive awards in cash or in equity awards settled in shares of the Company’s stock, including but not limited to stock options, restricted stock and performance shares. In the event the Executive terminates service as a Good Leaver, any requirements under a long-term incentive award held by the Executive shall be deemed to have been satisfied by the Company immediately prior to such termination. A “Good Leaver” means that, during the Term, either the Executive has resigned for Good Reason (as defined in Section 4(e) below), the Company has terminated the Executive’s employment without Cause (as defined in Section 4(d) below or the Executive terminates employment on account of death or Disability (as defined in Section 4(b) below). For avoidance of doubt, being a Good Leaver entitles the Executive to be fully vested with respect to any restricted stock, stock options, or other equity rights with vesting conditions based solely on continued employment, and to be entitled to payment with respect to any long-term incentive award subject to corporate or business goals to the extent that such goals are met during the performance period on the same basis as if the Executive had remained continuously employed with the Company.
d.	Paid Time Off. During the term, the Executive shall be entitled to twenty (20) business days of paid time off (“PTO”) per calendar year which shall be accrued ratably during the calendar year, to be taken at such times and intervals as shall be agreed to by Company and the Executive in their reasonable discretion. The Executive shall be entitled to accrue a maximum of twenty (20) business days of paid time off. When the maximum accrual is reached, no additional PTO time will accrue until Executive uses one or more accrued PTO days. Accrued and unused PTO at the end of a fiscal year will not be carried over to the following fiscal year.
e.	Business Expenses. The Executive shall be entitled to prompt reimbursement of reasonable and usual business expenses incurred on behalf of Company in accordance with the Company’s expense reimbursement policy.
f.	Benefit Plans. The Executive shall be entitled to continue to participate in or receive benefits under any Executive benefit plan or arrangement which is or may, in the future, be made available by the Company to its Executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement.
4.	Termination. The Executive’s employment hereunder may be terminated during the Term without any breach of this Agreement under the following circumstances:
a.	Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.

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b.	Disability. The Company may terminate the Executive’s employment if the Executive is disabled and, because of the disability, is unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation. This provision is not intended to reduce any rights the Executive may have pursuant to any law.
c.	Termination by the Company for Cause. At any time during the Term, the Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting a material act of willful misconduct in connection with the performance of the Executive’s duties that results in loss, damage or injury that is material to the Company; (ii) the commission by the Executive of (A) any felony or (B) a misdemeanor in which dishonesty or fraud is a material element, (iii) continued, willful and deliberate non-performance by the Executive of the Executive’s duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability); (iv) a material breach by the Executive of Section 6 of this Agreement that results in loss, damage or injury that is material to the Company; (v) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigations; or (vi) fraud, embezzlement or theft against the Company or any of its Affiliates (as defined in Section 6(a) below). With respect to the events in (i), (iii) and (iv) herein, the Company shall have delivered written notice to the Executive of its intention to terminate the Executive’s employment for Cause, which notice specifies in reasonable detail the circumstances claimed to give rise to the Company’s right to terminate the Executive’s employment for Cause and the Executive shall not have cured such circumstances to the extent such circumstances are reasonably susceptible to cure as determined by the Board in good faith within thirty (30) days following the Company’s delivery of such notice. For avoidance of doubt, “Cause” shall not include (w) below par or below average operational performance, in and of itself; (x) expense reimbursement disputes in which the Executive acts in reasonable good faith; (y) occasional, customary and de minimis use of the Company’s property for personal purposes; and (z) acting in good faith upon advice of Company’s legal counsel.
d.	Termination without Cause. At any time during the Term, the Company may terminate the Executive’s employment hereunder without Cause by providing the Executive with sixty (60) days advance written notice. Any termination by the Company of the Executive’s employment under this Agreement that does not constitute a termination for Cause under Section 4(c) and does not result from the death or Disability of the Executive under Sections 4(a) or 4(b) shall be deemed a termination without Cause under this Section 4(d). Any suspension of the Executive’s employment with pay or benefits pending an investigation of alleged improper activities by the Executive that, if determined to be accurate, would be grounds for a Cause termination, shall not be considered a termination of the Executive’s employment without Cause or provide with Good Reason to terminate employment.
e.	Termination by the Executive. At any time during the Term, the Executive may terminate his employment hereunder for any reason, including, but not limited to, Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) the material breach of this Agreement by the Company, including but not limited to a failure to pay Base Salary or Annual Bonus as provided for under this Agreement; (iii) any relocation of the Executive’s principal place of business to a location more than 30 miles from the Executive’s current office location as specified in Paragraph 1(e); provided, however, that this clause (iii) will not apply to the extent that any new office location is less than 30 miles from the Executive’s residence; or (iv) a change in control of the Company. “Good Reason Process” shall mean (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the occurrence of the Good Reason condition within (60) days of the occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period of sixty (60) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within thirty (30) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

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f.	Notice of Termination. Except for termination as specified in Section 4(a), any termination of the Executive’s employment shall be communicated by written Notice of Termination by the terminating Party to the other Party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.
g.	Date of Termination. “Date of Termination” shall mean the earliest of the following: (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated on account of Disability under Section 4(b) or by the Company for Cause under Section 4(c), the date on which Notice of Termination is given that follows any applicable required cure period; (iii) if the Executive’s employment is terminated by the Company under Section 4(d), thirty (30) days after the date on which a Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Executive under Section 4(e) without Good Reason, thirty (30) days after the date of which a Notice of Termination is given or such shorter period agreed to by the Company; or (v) if the Executive’s employment is terminated by the Executive under Section 4(e) with Good Reason, the date on which Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination but such acceleration shall nevertheless be deemed a termination by the Executive on the accelerated date for purposes of this Agreement. For purposes of determining the time when the lump sum portion of the Severance Amount, if any, is to be paid under Section 5(b)(i) of this Agreement, “Date of Termination” means the Executive’s separation from service as defined under Section 409A.
5.	Compensation upon Termination.
a.	Accrued Benefits. If the Executive’s employment with the Company is terminated for any reason during the Term, or if the Term is not renewed, the Company shall pay or provide the Executive (or the Executive’s authorized representative or estate) any earned but unpaid Base Salary or Annual Bonus for services rendered through the Date of Termination, unpaid expense reimbursements, and accrued but unused paid time off (the “Accrued Benefits”) within thirty (30) days. With respect to vested compensation or benefits the Executive may have under any Executive benefit or compensation plan, program or arrangement of the Company, payment will be made to the Executive under the terms of the applicable plan, program or arrangement.
b.	Termination by the Company without Cause or by the Executive with Good Reason. If the Executive’s employment is terminated by the Company without Cause as provided in Section 4(d), or the Executive terminates his employment for Good Reason as provided in Section 4(e), or the Executive terminates employment at the end of the Term after the Company provides notice of intent not to renew pursuant to Section 1 for reasons other than would provide grounds for a Cause termination, then the Company shall, through the Date of Termination, pay the Executive his or her Accrued Benefits. If the Executive signs a general release of claims substantially in the form which is attached as Exhibit A to this Agreement) (the “Release”) within twenty-one (21) days of the receipt of the form of the Release (extended to forty-five (45) days in the event of a group termination or exit incentive program) and does not revoke such Release during the seven-day revocation period:
i.	the Company shall pay the Executive an amount equal to two times the sum of the Executive’s most recent Base Salary and target Annual Bonus (but determined prior to any action involving Base Salary that would constitute Good Reason) (the “Severance Amount”). To the extent that such Severance Amount exceeds the 409A Separation Pay Limit (as defined below), such amount shall be paid in a single lump sum on the regular payroll date of the Company, pertaining to then current salaried Executives of the Company, (“payroll date”) next following the first anniversary date of the Executive’s Date of Termination. The portion of the Severance Amount that does not exceed the 409A Separation Pay Limit shall be paid in substantially equal amounts on each payroll date over a one year period; and

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ii.	the Company shall pay the Executive an amount in cash equal to the Company’s premium amounts paid for coverage of Executive at the time of the Executive’s termination of coverage under the Company’s group medical, dental and vision programs for a period of twenty four (24) months, to be paid directly to the Executive at the same times such payments would be paid on behalf of a current Executive for such coverage; provided, however:

1. No payments shall be made under this paragraph (ii) unless and until the Executive timely elects continued coverage under such plan(s) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended (“COBRA”);

2. This paragraph (ii) shall not be read or construed as placing any restrictions upon amounts paid under this paragraph (ii) as to their use;

3. Payments under this paragraph (ii) shall cease as of the earliest to occur of the following:

a.	the Executive is no longer eligible for and continuing to receive the COBRA coverage elected in subparagraph (A);
b.	the time period set forth in the first sentence of this paragraph (ii);
c.	the date on which the Executive first becomes eligible to enroll in a group health plan in which eligibility is based on employment with an employer, and
d.	if the Company in good faith determines that payments under this paragraph (ii) would result in a discriminatory health plan pursuant to the Patient Protection and Affordable Care Act of 2010, as amended.
iii.	If the Executive has opted out of the Company’s group medical, dental and vision programs during the coverage year in which termination occurs, the Company shall add to the Severance Amount an amount equal to twenty-four (24) months of the Company’s monthly amount paid to Executives who opt out from such coverage.
iv.	Each individual payment of Severance Amount under Section 5(b)(i), Section 5(b)(ii), and Section 5(b)(iii) of this Agreement, shall be deemed to be a separate “payment” for purposes and within the meaning of Treasury Regulation Section 1.409A-2(b)(2)(iii).
v.	Each individual payment of the Severance Amount under Section 5(b)(i), Section 5(b)(ii), and Section 5(b)(iii) of this Agreement, which are considered “non-qualified deferred compensation” (“NQDC”) under Section 409A shall be made on the date(s) provided herein and no request to accelerate or defer any such payment under this Agreement shall be considered or approved for any reason whatsoever, except as permitted under Section 409A and as the Company allows in its sole discretion. The Company may in its sole discretion accelerate or defer (but not beyond the time limit set forth below) any severance payments which do not constitute NQDC in order to allow for the payment of taxes due, but not beyond the time limit specified for such payment such that the payment would be treated as NQDC. Subject to the requirements of Section 409A, if any severance payment or reimbursement under Section 5(b) of this Agreement is determined in good faith by the Company to constitute NQDC payable to a “specified Executive” as defined under Section 409A, then the Company shall make any such payment not earlier than the earlier of: (x) the first payroll date which is six (6) months following the Executive’s separation from service (as defined under Section 409A) with the Company, or (y) the date of Executive’s death.

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vi.	for purposes of this Section 5, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
vii.	for purposes of this Section 5, “409A Separation Pay Limit” means two times the lesser of (x) the Executive’s annual compensation during the calendar year preceding the year of the termination of employment; and (y) the adjusted compensation limit under Code Section 401(a)(17) in effect for the year of the termination.
6.	Confidential Information, Non-solicitation, and Cooperation.
a.	Definitions.
i.	As used in this Agreement, “Affiliate” means, as to any Person, (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person or is consolidated with such Person in accordance with GAAP, (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person, or (iii) any other Person of which such Person owns, directly or indirectly, fifty percent (50%) or more of the common stock or equivalent equity interests. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or otherwise.
ii.	As used in this Agreement, “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization.
b.	Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Company or its Affiliates which is of value to the Company or any of its Affiliates in the course of conducting its business (whether having existed, now existing, or to be developed or created during Executive’s employment by Company) and the disclosure of which could result in a competitive or other disadvantage to the Company or its Affiliates. Confidential Information includes, without limitation, contract terms and rates; negotiating and contracting strategies; financial information, reports, and forecasts; inventions, improvements and other intellectual property; product plans or proposed product plans; trade secrets; designs, processes or formulae; software; market or sales information, plans or strategies; Executive, customer, patient, provider and supplier information; information from patient medical records; financial data; insurance reimbursement methodologies, strategies and practices; product and service pricing methodologies, strategies and practices; contracts with physicians, providers, provider networks, payors, physician databases and contracts with hospitals; regulatory and clinical manuals; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) that have been discussed or considered by the Company or its Affiliates, including, without limitation, the management of the Company or its Affiliates. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Company, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Company or its Affiliates has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 6(b), unless otherwise due to Executive’s breach of the obligations in this Agreement, or unless due to violation of another Person’s obligations to the Company or its Affiliates that Executive should have taken reasonable measures to prevent but that Executive did not take.

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c.	Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Company and the Executive with respect to all Confidential Information. At all times, both during the Executive’s employment with the Company and after the Executive’s termination from employment for any reason, the Executive shall keep in confidence and trust all such Confidential Information, and shall not use, disclose, or transfer any such Confidential Information without the written consent of the Company, except as may be necessary within the scope of Executive’s duties with Company and in the ordinary course of performing the Executive’s duties to the Company or as otherwise provided in Section 6(d) below. Executive understands and agrees not to sell, license or otherwise exploit any products or services which embody or otherwise exploit in whole or in part any Confidential Information or materials. Executive acknowledges and agrees that the sale, misappropriation, or unauthorized use or disclosure in writing, orally or by electronic means, at any time of Confidential Information obtained by Executive during or in connection with the course of Executive’s employment constitutes unfair competition. Executive agrees and promises not to engage in unfair competition with Company or its Affiliates, either during employment, or at any time thereafter.
d.	Protected Rights. Notwithstanding anything to the contrary in this Section 6, this Agreement is not intended to, and shall not, in any way prohibit, limit or otherwise interfere with the Executive’s protected rights under federal, state or local law to, without notice to the Company, (i) communicate or file a charge with a government regulator; (ii) participate in an investigation or proceeding conducted by a government regulator; or (iii) receive an award paid by a government regulator for providing information.
e.	Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, that are furnished to the Executive by the Company or its Affiliates or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company and its Affiliates. The Executive shall return to the Company all such materials and property as and when requested by the Company. In any event, the Executive shall return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive shall not retain any such material or property or any copies thereof after such termination. It is specifically agreed that any documents, card files, notebooks, programs, or similar items containing customer or patient information are the property of the Company and its Affiliates regardless of by whom they were compiled.
f.	Disclosure Prevention. The Executive will take all reasonable precautions to prevent the inadvertent or accidental exposure of Confidential Information.
g.	Removal of Material. The Executive will not remove any Confidential Information from the Company’s or its Affiliate’s premises except for use in the Company’s business, and only consistent with the Executive’s duties with the Company.
h.	Copying. The Executive agrees that copying or transferring Confidential Information (by any means) shall be done only as needed in furtherance of and for use in the Company’s and its Affiliate’s business, and consistent with the Executive’s duties with the Company. The Executive further agrees that copies of Confidential Information shall be treated with the same degree of confidentiality as the original information and shall be subject to all restrictions herein.
i.	Computer Security. During the Executive’s employment with the Company, the Executive agrees only to use Company’s and its Affiliate’s computer resources (both on and off the Company’s premises) for which the Executive has been authorized and granted access. The Executive agrees to comply with the Company’s policies and procedures concerning computer security.

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j.	E-Mail. The Executive acknowledges that the Company retains the right to review any and all electronic mail communications made with employer provided email accounts, hardware, software, or networks, with or without notice, at any time.
k.	Assignment. The Executive acknowledges that any and all inventions, discoveries, designs, developments, methods, modifications, improvements, trade secrets, processes, software, formulae, data, “know-how,” databases, algorithms, techniques and works of authorship whether or not patentable or protectable by copyright or trade secret, made or conceived, first reduced to practice, or learned by the Executive, either alone or jointly with others, during the Term that (i) relate to or are useful in the business of the Company or its Affiliates, or (ii) are conceived, made or worked on at the expense of or during the Executive’s work time for the Company, or using any resources or materials of the Company or its Affiliates, or (iii) arise out of tasks assigned to the Executive by the Company (together “Proprietary Inventions”) will be the sole property of the Company or its Affiliates. The Executive acknowledges that all work performed by the Executive is on a “work for hire” basis and the Executive hereby assigns or agrees to assign to the Company the Executive’s entire right, title and interest in and to any and all Proprietary Inventions and related intellectual property rights. The Executive agrees to assist the Company to obtain, maintain and enforce intellectual property rights for Proprietary Inventions in any and all countries during the Term, and thereafter for as long as such intellectual property rights exist.
l.	Non-solicitation. Executive agrees and covenants that, at any time during Executive’s employment with the Company and for a period of twelve (12) months immediately following the termination of Executive’s relationship with the Company for any reason, whether with or without cause, Executive shall not, either on Executive’s own behalf or on behalf of any other Person: (i) solicit the services of or entice away, directly or indirectly, any Person employed or engaged by or otherwise providing services to the Company or its Affiliates (this provision does not prohibit the Executive’s post-termination acceptance of unsolicited applications for employment); or (ii) take any illegal action or engage in any unfair business practice, including, without limitation, any misappropriation of confidential, proprietary or trade secret information of the Company or its Affiliates, as a result of which relations between the Company or its Affiliates, and any of their customers, clients, suppliers, distributors or others, may be impaired or which might otherwise be detrimental to the business interests or reputation of the Company or its Affiliates.
m.	Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business except as Executive has previously provided written notice to Company and has attached to this Agreement. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or use any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to (by any means) the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.
n.	Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out of pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section. “Full cooperation” shall not be construed to in any way require any violation of law or any testimony that is false or misleading.

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o. Enforcement; Injunction. The Executive acknowledges and agrees that the restrictions contained in this Agreement are reasonable and necessary to protect the business and interests of the Company and its Affiliates, do not create any undue hardship for the Executive, and that any violation of the restrictions in this Agreement would cause the Company and its Affiliates substantial irreparable injury. Accordingly, the Executive agrees that a remedy at law for any breach or threatened breach of the covenants or other obligations in Section 6 of this Agreement would be inadequate and that the Company, in addition to any other remedies available, shall be entitled to obtain preliminary and permanent injunctive relief to secure specific performance of such covenants and to prevent a breach or contemplated or threatened breach of this Agreement without the necessity of proving actual damage and without the necessity of posting bond or security, which the Executive expressly waives. Moreover, the Executive will provide the Company a full accounting of all proceeds and profits received by the Executive as a result of or in connection with a breach of Section 6 of this Agreement. Unless prohibited by law, the Company shall have the right to retain any amounts otherwise payable by the Company to the Executive to satisfy any of the Executive’s obligations as a result of any breach of Section 6 of this Agreement. The Executive hereby agrees to indemnify and hold harmless the Company and its Affiliates from and against any damages incurred by the Company or its Affiliates as assessed by a court of competent jurisdiction as a result of any breach of Section 6 of this Agreement by the Executive. The prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs if it prevails in any action to enforce Section 6 of this Agreement. It is the express intention of the parties that the obligations of Section 6 of this Agreement shall survive the termination of the Executive’s employment. The Executive agrees that each obligation specified in Section 6 of this Agreement is a separate and independent covenant that shall survive any termination of this Agreement and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in Section 6 of this Agreement. No change in the Executive’s duties or compensation shall be construed to affect, alter or otherwise release the Executive from the covenants herein.

7.	Non Competition.

(a) During the Employment Period and, thereafter, until that date which is the shorter of one (1) year after the termination or expiration of the Employment Period, (the “Restrictive Period”) the Executive agrees and covenants he or she it shall not, and shall cause each of his or her controlled Affiliates not to, directly or indirectly, own any interest in, control, manage, operate, participate in, develop products for, advise or consult with or render services for (as a director, officer, employee, agent, broker, partner, consultant or contractor), or engage in activities or businesses, or establish any new businesses, within North America (including Mexico), Europe, or any country in which the Company is conducting business during the time of the Executive’s employment with the Company (the “Territory”) any business that is competitive with the business operated by the Company, including any activities or business engaged in the Company Business. Notwithstanding the foregoing, this Section 7 (a) shall be deemed not breached solely as a result of the ownership by the Executive or any of his or her Affiliates of less than an aggregate of 2% of any class of stock that is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and is listed on a national securities exchange; provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such entity.

(b)To the extent during the Restrictive Period, the Executive is entitled to any severance payments following the Employment Term and the Company breaches its obligations to make any such severance payments, the Restricted Period shall terminate on written notice of such breach by the Executive to the Company.

(c)This Section 7 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Chief Executive Officer or General Counsel (in the case of the Chief Executive Officer).

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8. Successors and Assigns. This Agreement shall be assignable to and shall be binding upon and inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon the Executive. The Executive shall not have the right to assign his rights or obligations under this Agreement.

9. Severability. The provisions of this Agreement are severable. If any provision of this Agreement is determined to be unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

10. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

11. Notices. Whenever any notice is required hereunder, such notice shall be deemed to have been effectively delivered or given and received on the date personally delivered or on the date sent via email to the respective party to whom it is directed and confirmed by return email within three (3) business days, provided that if confirmation by email is not received within such time, a copy of such notice is also delivered to the person via overnight delivery at the known address of such person or, if not known, then to the corporate headquarters and to the attention of such person.

12. Publicity. The Executive hereby grants to the Company the right to use the Executive’s name and likeness, without additional consideration, on, in and in connection with technical, marketing and/or disclosure materials published by or for the Company for the duration of Executive’s employment with Company.

13. Conflicting Obligations and Rights. The Executive agrees to inform the Company of any apparent conflicts between the Executive’s work for the Company and (a) any obligations the Executive may have to preserve the confidentiality of another’s proprietary information or materials or (b) any rights the Executive claims to any inventions or ideas before using the same on the Company’s behalf. Otherwise, the Company may conclude that no such conflict exists and the Executive agrees thereafter to make no such claim against the Company. The Company shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.

14. Notification of New Employer. In the event that the Executive leaves the employ of the Company, voluntarily or involuntarily, the Executive agrees to inform any subsequent employer of the Executive’s obligations under Section 6 of this Agreement. The Executive further hereby authorizes the Company to notify the Executive’s new employer about the Executive’s obligations under Section 6 of this Agreement.

15. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous oral or written communications, negotiations, representations, understandings, or agreements between them. Any modification of this Agreement shall be effective only if set forth in a written document signed by the Executive and a duly authorized officer of the Company.

16. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

17. Non-Interference. Notwithstanding anything to the contrary set forth in this Agreement or in any other agreement between the Executive and the Company, nothing in this Agreement or in any other agreement shall limit the Executive’s ability, or otherwise interfere with the Executive’s rights, to (a) file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (each a “Government Agency”), (b) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, (c) receive an award for information provided to any Government Agency, or (d) engage in activity specifically protected by Section 7 of the National Labor Relations Act, or any other federal or state statute or regulation.

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18. Governing Law/Consent to Jurisdiction and Venue. The laws of the State of Illinois shall govern this Agreement. If Illinois’s conflict of law rules would apply another state’s laws, the Parties agree that Illinois law shall still govern. Any and all claims arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction in Illinois. The Parties consent to the personal jurisdiction of the state and/or federal courts located in Cook County, Illinois. The Parties waive (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

19. Obligations of Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

20. Limitation on Payments in Certain Events.

(a)Limitation on Payments. Notwithstanding anything to the contrary in Section 3 and Section 5 of this Agreement, if any payment or distribution that the Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code), and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to the Executive, which of the following alternative forms of payment would maximize the Executive’s after-tax proceeds: (i) payment in full of the entire amount of the Payment (a “Full Payment”), or (ii) payment of only a part of the Payment so that the Executive receives that largest Payment possible without being subject to the Excise Tax (a “Reduced Payment”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax (all computed at the highest marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion the Payment may be subject to the Excise Tax.

(b)The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the date the first Payment is due shall make all determinations required to be made under this Section 18. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, group or entity effecting the transaction, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

(c)The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Executive at such time as requested by the Company or the Executive. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Payment, it shall furnish the Company and the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Parties.

21. Counterparts. This Agreement may be executed in any number of counterparts, including, but not limited to, electronically signed or scanned images, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company by its duly authorized officer, and by the Executive, as of the date first above written.

COMPANY:

CARDIO DIAGNOSTICS, INC.:

By: /s/ Elisa Lugman

Printed Name: Elisa Luqman

Its: Chief Financial Officer

Date: May 27, 2022

EXECUTIVE:

/s/ Meeshanthini Dogan

Printed Name: Meeshanthini Dogan

Date: May 27, 2022

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EXHIBIT A

Release of Claims

I, _________________, in consideration of and subject to the performance by CARDIO DIAGNOSTICS, INC., a Delaware corporation (the “Company”) of its obligations under the Employment Agreement, dated as of ___________ _, 20__ (as amended from time to time, the “Agreement”), do hereby release and forever discharge as of the date of my execution of this release (this “Release”) the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective Executive benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, Executives, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively, the “Released Parties”) to the extent provided below.

I understand that any payments or benefits paid or granted to me under Section 5(b) of the Agreement represent, in part, consideration for signing this Release and are not salary, wages or benefits to which I was already entitled. Such payments and benefits will not be considered compensation for purposes of any Executive benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

Releases.

I knowingly and voluntarily (on behalf of myself, my spouse, my heirs, executors, administrators, agents and assigns, past and present) fully and forever release and discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross claims, counterclaims, demands, debts, liens, contracts, covenants, suits, rights, obligations, expenses, judgments, compensatory damages, liquid damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, orders and liabilities of whatever kind of nature, in law and in equity, in contract of in tort, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, vested or contingent, suspected, or claimed, against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or relate to my employment with, or my separation or termination from, the Company up to the date of my execution of this Release (including, but not limited to, any allegation, claim of violation arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act), the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Executive Retirement Income Security Act of 1974; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local state or federal law, regulation or ordinance; or under any public policy, contract of tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of the Agreement, infliction of emotional distress or defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (collectively, the “Claims”).

Executive agrees that this Agreement is intended to include all claims, if any, that Executive may have against the Company, and that this Agreement extinguishes those claims.

I represent that I have made no assignment of transfer of any right, claim, demand, cause of action, or other matter covered by Section 2 above.

In signing this Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the claims, demands and causes of action herein above mentioned or implied. I expressly consent that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims up to the date of my execution of this Release, if any, as well as those relating to any other claims hereinabove mentioned. I acknowledge and agree that this waiver is an essential and material term of this Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a claim seeking damages against the Company, this Release shall serve as a complete defense to such claims as to my rights and entitlements. I further agree that I am not aware of any pending charge or complaint of the type described in Section 2 above as of the date of my execution of this Release.

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I agree that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or constructed at any time to be an admission or acknowledgement by the Company, any Released Party or myself of any improper or unlawful conduct.

I agree and acknowledge that the provisions, conditions, and negotiations of this Release are confidential and agree not to disclose any information regarding the terms, conditions and negotiations of this Release, nor transfer any copy of this Release to any person or entity, other than my immediate family and any tax, legal or other counsel or advisor I have consulted regarding the meaning or effect hereof or as required by applicable law, and I will instruct each of the foregoing not to disclose the same to anyone.

Notwithstanding anything in the Release to the contrary, nothing in this Release shall be deemed to affect, impair, relinquish, diminish, or in any way affect any rights or claims in any respect to (i) any vested rights or other entitlements that I may have as of the date of my execution of this Release under the Company’s 401(k) plan; (ii) any other vested rights or other entitlements that I may have as of the date of my execution of this Release under any Executive benefit plan or program, in which I participated in my capacity as an Executive of the Company; (iii) my rights under the Agreement; or (iv) my rights under the Release.

I understand that I continue to be bound by Section 6 of the Agreement.

Whenever possible, each provision of this Release shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provisions of this Release are held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

This Release shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the conflict of laws principles of the State of Illinois.

BY SIGNING THIS RELEASE, I REPRESENT AND AGREE THAT:

a.	I HAVE READ IT CAREFULLY;
b.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED;
c.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
d.	THE COMPANY IS HEREBY ADVISING ME TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT, I HAVE HAD THE OPPORTUNITY TO SO CONSULT, AND HAVE AVAILED MYSELF OF SUCH ADVICE TO THE EXTENT I HAVE DEEMED NECESSARY TO MAKE A VOLUNTARY AND INFORMED CHOICE TO EXECUTE THIS RELEASE;
e.	I HAVE HAD AT LEAST TWENTY ONE (21) DAYS [45 DAYS IN CONNECTION WITH A GROUP TERMINATION OR EXIT INCENTIVE PLAN] FOLLOWING THE DATE OF TERMINATION OF MY EMPLOYMENT TO CONSIDER THIS RELEASE;
f.	CHANGES TO THIS RELEASE, WHETHER MATERIAL OR IMMATERIAL, DO NOT RESTART THE RUNNING OF THE 21-DAY [OR 45 DAY] CONSIDERATION PERIOD;
g.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT, SUCH REVOCATION TO BE RECEIVED IN WRITING BY THE COMPANY BY THE END OF THE SEVENTH DAY AFTER THE DATE HEREOF, AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

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h.	I HAVE SIGNED THIS RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND
i.	I AGREE THAT THE PROVISIONS OF THIS RELEASE MAY NOT BE AMENDED, WAIVED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATED AS OF ________, 20__

___________________________________________
[Name]

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